Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES PERMIT PROCESS FOR FIRST WELL ON
AENY CHECKERBOARD ACQUISITION
Drilling of first well of 10 well package to commence in near future

Crossville, TN -- (GlobeNewswire)—March 1, 2010 —TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that the company has obtained the first permit to commence drilling operations on the Americas Energy Company - AECo (OTCBB: AENY) checkerboard acquisition.  This will be the first well of a 10 hole package that will be drilled on the JR Clark lease in the Exie Quadrangle in Green County Kentucky.  TN-K Energy will own 20% net interest of each well location and will be the operator of the wells.  Americas Energy Company will own 27.5% net interest of each well location.   It is anticipated that drilling operations will commence within the next five days or less, weather permitting.

“I am very excited to begin drilling this acquisition.  This checkerboard acquisition has great potential to be very profitable to all parties involved,” commented Ken Page, President and CEO of TN-K Energy.

Chris Headrick, CEO of Americas Energy Company, also stated, “We are very excited to be working with TN-K Energy on drilling this 10 well package. We have a great amount of confidence in their ability and knowledge of the oil and gas industry.”  Mr. Headrick further commented, “This is a great opportunity to improve our oil production due to the high potential for success in drilling on the proven and high producing JR Clark lease.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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